EXHIBIT 10.6

FORM OF TAX, ASSET AND INCOME
SUPPORT AGREEMENT

     This TAX, ASSET AND INCOME SUPPORT AGREEMENT (this “Agreement”) is dated as of    , by and among Camden Property Trust, a Texas real estate investment trust (the “Company”), Camden Summit, Inc. (formerly known as Camden Sparks, Inc.), a Delaware corporation and wholly-owned subsidiary of the Company (the “General Partner”), Camden Summit Partnership, L.P., a Delaware limited partnership (the “Partnership”) and each of the limited partners of the Partnership who have executed a signature page hereto (each, a “Summit Limited Partner” and collectively, the “Summit Limited Partners”).

     WHEREAS, as of the date hereof, Summit Properties Inc., a Maryland corporation merged with and into the General Partner (the “Merger”), with the General Partner as the surviving entity and the successor to the general partner interest in the Partnership;

     WHEREAS, in connection with the Merger, the Second Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”) of the Partnership was approved by the Summit Limited Partners in accordance with Section 14 of the Partnership Agreement, and became effective as of the date hereof immediately subsequent to the effective time of the Merger;

     WHEREAS, as an inducement to their approval of the Partnership Agreement, the Company and the General Partner have agreed to enter into this Agreement with the Summit Limited Partners to provide certain protections with respect to the economic rights of the Summit Limited Partners under the Partnership Agreement.

     NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned parties hereby agree as follows:

     Section 1. Defined Terms

     “Best Efforts” shall mean the execution of a Person’s best efforts within the common law meaning of such phrase, and incorporating the requirement to use financial resources to achieve the desired objective.

     “Closing Date” shall mean the date of this Agreement.

     “Common Unit” shall have the meaning ascribed thereto in the Partnership Agreement.

     “Consideration” shall have the meaning ascribed thereto in the Partnership Agreement.

     “FFO Ratio” shall mean the ratio of the funds from operations (determined using the NAREIT definition) of the Partnership for the most recently completed fiscal quarter to the aggregate quarterly Priority Distribution Amount on the Common Units with respect to the most recent fiscal quarter.

     “Make Whole Amount” shall mean, with respect to any Protected Party and any Disposition of all or any portion of any Protected Asset, the sum of: (1) the product of the aggregate income or gain recognized by such Protected Party in respect of such Disposition, multiplied by the federal, state and local income tax rate to which such Protected Party is subject (assuming for these purposes that the income recognized by such Protected Party with respect to which the Make Whole Amount is calculated is the last income recognized by such Protected Party for the pertinent taxable year); plus (2) the aggregate federal, state and local income taxes payable by such Protected Party as a result of the receipt of the Make Whole Payment (including, without limitation, payments received pursuant to this clause (2) and computed using the tax rates and assumptions above).

     “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act) and such Person’s successors and assigns.

     “Priority Distribution Amount” shall have the meaning ascribed thereto in the Partnership Agreement.

     “Protected Assets” shall mean those assets of the Partnership set forth on Schedule A attached hereto, and any assets which become Protected Assets pursuant to Section 2(b) hereof.

     “Protected Parties” shall mean each Summit Limited Partner, each direct or indirect owner of a Summit Limited Partner that is required to include in its taxable income any portion of the income or gains of the Partnership on a current basis (a “Flow Through Owner”), and each person who acquires an interest in the Partnership from a Summit Limited Partner or Flow Through Owner in a transaction in which such person’s adjusted basis in such interest for federal income tax purposes is determined in whole or in part by reference either to such person’s basis in other property or the Summit Limited Partner’s or Flow Through Owner’s basis in such interest, in each case other than the Company or any affiliate of the Company.

     “Redeeming Partner” shall have the meaning ascribed thereto in the Partnership Agreement.

     “REIT Shares Amount” shall have the meaning ascribed thereto in the Partnership Agreement.

     “Subsidiary” shall mean, with respect to any Person, any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by such Person.

     “Value” shall have the meaning ascribed thereto in the Partnership Agreement.

     Section 2. Tax Matters

          (a) Section 704(c) Allocations. Except as otherwise required by a change in applicable law:

          (i) The Partnership and each entity in which the Partnership holds a direct or indirect interest shall, with respect to each asset comprising the Protected

Assets, use the “traditional method” under Section 704(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Treasury Regulations”) with no curative or remedial allocations under Section 704(c) of the Code.

          (ii) The Partnership shall cause any entity that is treated as a partnership for federal income tax purposes to which any of the Protected Assets is transferred in a transaction in which the transferee’s adjusted basis in the Protected Assets is determined in whole or in part by reference to the transferor’s basis in such Protected Asset (a) to use the traditional method without curative allocations or remedial allocations under Section 704(c) of the Code with respect to such Protected Asset and (b) to agree, for the benefit of the Protected Parties, to be bound by the provisions of this Section 2(a) and Section 2(f) hereof as though such entity were the Partnership.

          (b) Lock Out. Except as expressly permitted herein, neither the Partnership nor any entity in which the Partnership holds a direct or indirect interest shall, directly or indirectly, sell, transfer or otherwise dispose of or permit the disposition of any of the Protected Assets or any direct or indirect interest therein (a “Disposition”) prior to the 15th anniversary of the Closing Date (the period from the Closing Date through such anniversary, the “Protection Period”). Notwithstanding the foregoing, the Partnership shall have the right, during the Protection Period: (i) to consummate a Disposition of all or any portion of any Protected Asset in one or more transactions that are taxable in whole or in part if, but only if, prior to or concurrently with the closing of that Disposition, the Partnership delivers to each Protected Party (as defined below) that recognizes gain under Sections 704(c) or 737 of the Code, or analogous provisions of state or local tax law, in connection with such Disposition, cash (any such payment, a “Make Whole Payment”) in an amount equal to the Make Whole Amount in respect thereof; or (ii) to consummate any Disposition of all or any part of the Protected Assets in a transaction with respect to which no income or gain would be required to be recognized by the Protected Parties pursuant to an applicable provision of the Code and any applicable state or local tax law (a “Tax-Deferred Exchange”). The payment of a Make Whole Payment to a Protected Party shall not be treated as a distribution on the Units held by such party and shall not affect the calculation of the distributions otherwise payable in respect of such Units. In situations where the Partnership engages in a wholly or partially Tax-Deferred Exchange involving a Protected Asset, the property (or as applicable, the portion thereof) received in such exchange shall be treated as a Protected Asset for all purposes under this Agreement.

          (c) Debt Allocations And Related Matters. The Partnership shall, at all times during the Protection Period, maintain nonrecourse indebtedness that is properly allocable to each Summit Limited Partner pursuant to Section 752 of the Code and the Treasury Regulations thereunder in an amount at least equal to the amount of income and gain that would be required to be recognized by such Summit Limited Partner pursuant to Section 731(a)(1) of the Code (including by reason of Section 752(b) of the Code) if no Partnership nonrecourse liabilities were properly allocable to such Summit Limited Partner (the “Required Nonrecourse Debt Amount”). Notwithstanding the foregoing, in the event of a material adverse change in the Code or treasury regulations that materially reduces the amount of nonrecourse indebtedness that can be properly allocated to a Summit Limited Partner pursuant to Section 752 of the Code and the treasury regulations thereunder, the parties will negotiate in good faith to promptly amend this Agreement as necessary to preserve as best as possible the intended benefits of this Section 2(c). For purposes of this Section 2(c), “Summit Limited Partner” shall include each person who acquires an interest in the Partnership from a Summit Limited Partner in a transaction in which such person’s adjusted basis in such interest for federal income tax purposes is determined in whole or in part by reference either to such person’s basis in other property or the Summit Limited Partner’s basis in such interest, in each case other than the Company or any affiliate of the Company

          (d) Periods after the Protection Period. At all times after the Protection Period, the Partnership shall use its Best Efforts to (i) prevent any income or gain from being recognized by the Partnership with respect to the Tax Protected Assets that would be allocated to any Protected Party pursuant to Sections 704(c) or 737 of the Code, or analogous provisions of state or local tax law, and (ii) ensure that the amount of nonrecourse indebtedness of the Partnership properly allocable to each Summit Limited Partner is at least equal to the Required Nonrecourse Debt Amount.

          (e) Partnership Tax Status. Partnership shall not, without the written consent of Summit Limited Partners owning at least 80% of the Common Units held by Summit Limited Partners, elect to be treated as an association taxable as a corporation for U.S. federal or any applicable state tax purposes, and the General Partner and the Company shall take all actions, and refrain from taking any actions, as necessary to prevent the Partnership from being treated as an association taxable as a corporation for U.S. federal or any applicable state income tax purposes.

          (f) Damages. If the Partnership breaches any obligation set forth in this Section 2, then concurrently with the consummation of the transaction or the occurrence of the event giving rise to such breach, the Partnership shall immediately pay to each Protected Party an amount equal to the sum of: (i) the product of the aggregate income or gain recognized by such Protected Party in respect of such transaction or event, multiplied by the federal, state and local income tax rate to which such Protected Party is subject (assuming for these purposes, that the income recognized by such Protected Party as a result of such breach is the last income recognized by such Protected Party for the pertinent taxable year); plus (ii) the aggregate federal, state and local income taxes payable by such Protected Party as a result of the receipt of the payments required by this Section 2(f) (including this clause (ii) and computed using the tax rates and assumptions above).

     Section 3. Covenants

          (a) Distributions. If at any time, the Partnership has failed to distribute cash to the Summit Limited Partners in accordance with Article 5 of the Amended Partnership Agreement equal to the applicable Priority Distribution Amount on a current basis (i.e., if a Cumulative Unpaid Priority Distribution Amount is created) and any portion of such undistributed Priority Distribution Amount (the “Accrued Amount”) remains outstanding and unpaid for twelve (12) months, Commodore agrees to contribute cash as a capital contribution to the Partnership within one (1) business day following such twelve-month anniversary in an amount equal to the aggregate Accrued Amount plus the aggregate Cumulative Unpaid Accrued Return Amount outstanding at such time. Such contribution will be made as a contribution to capital of the Partnership and the Company may receive additional Partnership Units therefor in accordance with the Partnership Agreement. Immediately following the receipt of such contribution, the General Partner shall cause such cash to be distributed to the Limited Partners in satisfaction of their aggregate outstanding Cumulative Unpaid Accrued Return Amount and Accrued Amount.

          (b) Maintenance of FFO Ratio. At all times following the Closing Date, the Company and the General Partner will cause the Partnership to maintain an FFO Ratio of no less than 8 to 1.

          (c) Covenant Compliance Certification. Within ninety (90) days of the end of each fiscal year, the Company will deliver to each of the Summit Limited Partners a certificate executed by its Chief Financial Officer certifying that Section 3(b) has been complied with and that no breaches have occurred since the last such certification (or the date hereof for the first certification) and that, to the best knowledge of such officers, no facts or circumstances exist as of the date of such certification that would be reasonably expected to cause a breach of such covenant.

          (d) Guarantee of Redemption Right. The Company hereby unconditionally guarantees the obligation of the Partnership to pay the Consideration to a Redeeming Partner pursuant to Section 8.6 of the Partnership Agreement.

     Section 4. Notices. Except as otherwise specifically provided herein, all notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given upon delivery if delivered personally or one Business Day after it is sent by overnight courier (providing proof of delivery) to the Company, the General Partner or the Partnership at the address of such party set forth below, and to the Limited Partners at the address set forth on the signature pages hereto (or at such other address for a party as specified by like notice):

if to Company, General Partner or the Partnership:

Camden Property Trust
3 Greenway Plaza, Suite 1300
Houston, TX 77046
Attention: Richard J. Campo
Facsimile: (713) 572-4440

with a copy to:

Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, TX 75201
Attention: Bryan L. Goolsby
Facsimile: (214) 740-8800

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     Section 5. Interpretation. When a reference is made in this Agreement to a Section, or an Exhibit, such reference will be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

     Section 6. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. An executed counterpart of this Agreement (or any amendment hereto in accordance with Section 7 below) may be delivered by facsimile, and a signature delivered by facsimile shall be deemed to constitute an original signature for all purposes.

     Section 7. Amendment; Assignment. Except with respect to Section 2 hereof, this Agreement may be amended or modified in an instrument in writing signed by, or on behalf of, the Company, the General Partner and Summit Limited Partners who own in the aggregate 66.67% of the Common Units held by the Summit Limited Partners. Section 2 of this Agreement may be amended or modified in an instrument in writing signed by, or on behalf of, the Company, the General Partner and Summit Limited Partners who own in the aggregate 80% of the Common Units held by the Summit Limited Partners. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by the Company, the General Partner or the Partnership without the prior written consent of the other parties; provided that notwithstanding the foregoing, this Agreement may be assigned, including by operation of law, by the Partnership, the General Partner or the Company to a successor in any merger, consolidation, sale of all or substantially all assets or similar transaction effected in compliance with Section 7.3 and Article 16 of the Partnership Agreement. Any assignment in violation of the preceding sentence will be void ab initio. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding anything in this Agreement to the contrary, the benefits of this Agreement shall inure to any Person to whom a Summit Limited Partner shall assign or otherwise transfer a Common Unit, provided that the benefits of Section 2 shall only inure to assignees or transferees in a carryover basis transaction (i.e., assignees or transferees whose adjusted basis in such Common Unit is determined in whole or in part by reference to the Summit Limited Partner’s adjusted basis in such Common Unit).

     Section 8. Execution as Partners. The General Partner acknowledges that it is executing this Agreement in its capacity as the general partner of the Partnership and the Summit Limited Partners are executing this Agreement in their capacities as limited partners of the Partnership, subject to the Delaware Revised Uniform Limited Partnership Act and with such duties to each other relating to the provisions hereof as if the provisions herein were contained within the Partnership Agreement.

     Section 9. Entire Agreement. This Agreement constitutes, together with the Partnership Agreement and the Registration Rights Agreement, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     Section 10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 11. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

     Section 12. Consent to Venue. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives an objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

     Section 13. Severability. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

THE COMPANY:

CAMDEN PROPERTY TRUST

By:

Name:
Title:

THE GENERAL PARTNER:

CAMDEN SUMMIT, INC.

By:

Name:
Title:

THE PARTNERSHIP:

CAMDEN SUMMIT PARTNERSHIP, L.P.

By: CAMDEN SUMMIT, INC. its General Partner

By:

Name:
Title:

THE LIMITED PARTNERS:

Name:

Address:

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